Exhibit 99.2
F.N.B. Corporation Announces Agreement to Acquire Comm Bancorp, Inc. August 9, 2010

Strategic Rationale Natural market extension into Northeastern Pennsylvania Accretive demographics Enhances market share in Scranton-Wilkes-Barre MSA Lucrative Marcellus Shale area Opportunities to leverage core strengths in commercial and consumer banking Financially attractive Immediately accretive to EPS (excl. one-time costs) Greater than 20% IRR 1.31x TBV Comm Bancorp, Inc (15 branches) F.N.B. Corporation (223 branches)

DDA Savings, NOW, MMDA Retail CDs Jumbo CDs 0.151 0.435 0.263 0.151 Traditional Community Bank $642 million in assets $465 million in loans $577 million in deposits Good capital levels 8.31% TCE / TA 10.40% Tier 1 13.29% Total Capital Manageable credit quality 3.89% NPAs / Assets 3.21% LLR / Gross Loans Loan Composition (06/30/10) Deposit Composition (06/30/10) Commercial, Financial & Other Residential Construction CRE Consumer Leases 152944 102305 19853 158960 28025 3056 Commercial, Financial & Other 33% CRE 34% Construction 4% Residential 22% Leases 1% Consumer 6% Savings, NOW, MMDA 44% Retail CDs 26% DDA 15% Jumbo CDs 15%

Detailed Due Diligence Process Comprehensive review of all operations and business lines Cost savings of 26%, net of identified needs for additional resources Revenue synergies identified but not assumed Extensive credit review 67% of $330 million in commercial loans were reviewed (61% of C&I, 72% of CRE) All criticized loans over $100,000 were reviewed Credit mark based on very conservative estimates of credit losses for both performing and non-performing loans Federal Reserve exam of Comm Bancorp, Inc. in 2009 resulted in $7.0 million increase of the allowance for loan losses to $15mm as of 6/30/2010 Identified additional credit mark of $15.0 million (pre-tax) and reflected in pricing of transaction

Transaction Overview Consideration: 3.4545 shares of FNB plus $10.00 in cash per share of Comm Bancorp, Inc. (75% stock / 25% cash) Deal Value and Pricing: Approximately $70 million; 1.31x TBV Detailed Due Diligence: Completed One-time Costs $6.5 million (pre-tax) Closing Condition: Comm Bancorp Inc.'s Delinquent Loans must be less than $65 million Required Approvals: Customary regulatory and shareholder approvals Expected Closing: Q4 2010